Exhibit 4.20

ASSET PURCHASE AGREEMENT

between

FRAM Group Operations LLC

and

Champion Laboratories, Inc.

Dated as of March 21, 2012

- i -

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	Assets

Exhibit B	Purchase Price Allocation

- ii -

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 21, 2012, is by and between Champion Laboratories, Inc., a Delaware corporation (“Purchaser”), and FRAM Group Operations LLC, a Delaware limited liability corporation (“Seller”).

BACKGROUND

WHEREAS, Seller is an Affiliate of Purchaser; and

WHEREAS, Seller wishes to sell and dispose of, and Purchaser wishes to purchase and assume, all of the assets, rights and interests of Seller set forth on Exhibit A (such assets, rights and interests being referred to herein as the “Assets”), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.1    Purchase and Sale.    Upon the terms and subject to the conditions of this Agreement, and as of the dates set forth in Exhibit B, Seller hereby sells, transfers, assigns, conveys and delivers to Purchaser, and Purchaser hereby purchases from Seller, and acquires good and valid title to all of the Assets. The Assets will be delivered from Seller to Buyer from time to time, generally in accordance with the schedule set forth in Exhibit B. The specific Assets set forth in Exhibit A may be revised from time to time with the mutual written consent of the parties.

Section 1.2    No Assumption of Liabilities.    The parties agree and acknowledge that the Buyer does not assume any of Seller’s liabilities or obligations under this Agreement.

Section 1.3    Purchase Price; Purchase Price Allocation.

(a)    The aggregate purchase price for the Assets is $5,627,278 (the “Purchase Price”). The Purchase Price is final and shall not be adjusted.

(b)    The Purchase Price shall be allocated for all purposes as agreed between Purchaser and Seller. Purchaser and Seller agree to be bound by such Purchase Price allocation and agree to file their Tax Returns (including an IRS Form 8594) in a manner consistent with such allocation.

(c)    Purchaser and Seller agree that the purchase and sale contemplated hereby is an arm’s length transaction and that the Purchase Price represents the fair market value of the Assets.

Section 1.4    Tax Withholding.    Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold from the Purchase Price or any other payments made by it under this Agreement any Taxes or other amounts required to be deducted or withheld from such payments under applicable Law. Any amounts so deducted or withheld shall be considered for all purposes of this Agreement to have been paid by Purchaser to Seller.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that:

Section 2.1    Organization; Authority and Approvals.    Seller is a limited liability corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and to perform the transactions contemplated hereby. No other corporate action on the part of Seller is necessary to authorize the execution and delivery of this Agreement by Seller and the performance by Seller of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Seller, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 2.2    Title to Assets; Encumbrances.    Seller has good and valid title to all of the Assets owned by it, free and clear of all Encumbrances, other than Encumbrances that will be removed at or prior to Buyer taking possession thereof, and conveys to Purchaser good and valid title to each of the Assets, free and clear of all Encumbrances.

Section 2.3    No Consents.    Other than notice required pursuant to the bank credit facilities of Seller’s parent company, no order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any governmental authority, commission, board, or agency is required to authorize, or is required in connection with, the execution, delivery or performance by Seller of this Agreement.

Section 2.4    Compliance with Laws.    Seller is in material compliance with all applicable statutes, laws, rules, regulations, orders and ordinances of any Governmental Authority, as the same apply to the Assets and the Business.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

Section 3.1    Organization; Authority and Approvals.    Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and to perform the transactions contemplated hereby and thereby. No other corporate action on the part of Purchaser is necessary to authorize the execution and delivery of this Agreement by Purchaser, and the performance by Purchaser of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Seller constitutes valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

ARTICLE IV

COVENANTS

Section 4.1    Reasonable Best Efforts.

(a)    Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. Each of the parties hereto shall comply as promptly as practicable with the Laws that are applicable to any of the transactions contemplated hereby and pursuant to which any consent, approval, notice, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person in connection with such transactions is necessary. Each of the parties hereto shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing, registration or declaration which is necessary under any such Laws. Each of the parties hereto shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority (or other Person regarding any of the transactions contemplated by this Agreement) in respect of any such filing, registration or declaration, and shall comply promptly with any such inquiry or request (and, unless precluded by Law, provide copies of any such communications that are in writing).

Section 4.2    Confidentiality.    The financial terms of this Agreement shall be confidential and shall not be disclosed by either party without the other party’s prior written consent except as may be required by law.

Section 4.3    Dismantling, Transportation and Installation.    The parties agree to cooperate in good faith, and share equally the costs, with respect to the dismantling, transportation and re-installation of the Assets and to agree on the allocation between the parties of any and all costs related thereto.

Section 4.4    Insurance.    The parties agree to cooperate to ensure that the Assets are adequately insured through the transfer of the Assets.

Section 4.5    Further Assurances; Cooperation.

(a)    From time to time after the date hereof, without additional consideration, each of the parties hereto shall execute and deliver such further instruments and take such other action as may be reasonably necessary to make effective the transactions contemplated by this Agreement, including to the extent necessary to give effect to the transfer of any Assets to Purchaser that would have been transferred pursuant to the terms of this Agreement but for the application of any bulk sales transfer Laws. If any party to this Agreement shall following the date hereof have (i) in its possession any asset or right that under this Agreement should have been delivered to the other, such party shall promptly deliver such asset or right to the other, or (ii) paid any liability of the other, the party on whose behalf such liability was paid shall promptly reimburse the other party.

(b)    Seller hereby constitutes and appoints, effective as of the date hereof, Purchaser and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Purchaser, or in the name of Seller, as applicable, but for the benefit of Purchaser, (i) to collect for the account of Purchaser any items of Assets and (ii) to institute and prosecute all proceedings that Purchaser may in its sole discretion deem proper to assert or enforce any right, title or interest in, to or under the Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Assets.

Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

ARTICLE V

DEFINED TERMS

Section 5.1    Tax Matters.    All transfer, registration, stamp, documentary, sales, use and similar Taxes (including all applicable real estate transfer or gains Taxes and transfer Taxes), any penalties, interest and additions to Tax, and fees incurred in connection with this Agreement shall be the responsibility of and be timely paid by Purchaser, and Seller shall reimburse Purchaser, upon delivery of appropriate documentation of such payments, for 50% of such payments. Seller and Purchaser shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

Section 5.2    Definitions.    As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business” means the manufacturing and selling of automotive filters.

“Code” means the Internal Revenue Code of 1986, as amended.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Governmental Authority” means any international, supranational, national, provincial, regional, federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“IRS” means the United States Internal Revenue Service.

“Law” means any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority.

“Tax” or “Taxes” means (a) any and all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including the Federal Insurance Contributes Act (FICA)), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 5.3    Other Terms.

Other terms defined are in the other parts of this Agreement indicated below:

“Assets”	Preamble
“Purchase Price”	1.3(a)
“Purchaser”	Preamble
“Seller”	Preamble

Section 5.4    Interpretation.    As used in this Agreement, except to the extent that the context otherwise requires:

(a)    when a reference is made in this Agreement to an article, section, exhibit or schedule, such reference is to an article or section of, or an exhibit or schedule to, this Agreement unless otherwise indicated;

(b)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)    whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)    all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)    if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(h)    references to a Person are also to its permitted successors and assigns;

(i)    the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(j)     the terms “Dollars” and “$” mean United States dollars;

(k)    references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(l)    with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(m)    references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(n)    “assets” shall include “rights,” including rights under contracts; and

(o)    “reasonable efforts” or similar terms shall not require the waiver of any rights under this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1    Notices.    All notices, requests and other communications under this Agreement must be in writing and shall be deemed to have been duly given upon receipt to the parties at the following addresses or electronic mail (or at such other address or electronic mail for a party as shall be specified by the notice):

If to Seller:

FRAM Group Operations LLC

28399 Cedar Park Boulevard

Perrysburg, OH 43551

Attention: General Counsel

Email: keith.zar@uci-fram.com

If to Purchaser:

Champion Laboratories, Inc.

200 S. Fourth Street

Albion, IL 62806

Attention: General Counsel

Email: keith.zar@uci-fram.com

Section 6.2    Entire Agreement.    This Agreement, the exhibits and schedules hereto supersede all prior and contemporaneous discussions and agreements, both written and oral, among the parties with respect to the subject matter of this Agreement and constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and understandings, written or oral, with respect to the subject matter hereof.

Section 6.3    Expenses.    Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party shall pay its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement.

Section 6.4    Waiver.    Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, shall be cumulative and not alternative.

Section 6.5    Amendment.    This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement.

Section 6.6    No Third-Party Beneficiary.    The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

Section 6.7    Assignment; Binding Effect.    Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of Law or otherwise without the prior written consent of the other party to this Agreement and any attempt to do so shall be void. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

Section 6.8    Specific Performance.    The parties hereto acknowledge and agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine. Accordingly, the parties shall be entitled to seek specific performance to enforce the terms of this Agreement or other equitable relief without the necessity of proving actual monetary loss.

Section 6.9    Invalid Provisions.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 6.10    Governing Law/Forum Selection.    This Agreement and all disputes between the parties shall be governed by the laws of the State of Illinois, exclusive of its conflicts of law provisions. All disputes, claims, demands, liabilities and causes of action related to this Agreement shall be exclusively resolved by arbitration which shall be commenced by filing a Notice of Arbitration under the then current Commercial Rules of the CPR International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitrations (“CPR Rules”). The entire dispute and all related disputes that the parties may have or possess shall be arbitrated in the English language in accordance with the CPR Rules then in effect, by a sole arbitrator. The selection of the independent arbitrator shall be made by agreement of the parties. In the event that the parties cannot agree upon the selection of an independent arbitrator, the arbitrator shall be appointed pursuant to the CPR Rules. The arbitrator shall determine the rights and obligations of the parties according to the applicable substantive laws and the express terms of this Agreement. The arbitrator shall not be empowered to grant any damages in excess of those damages permitted or limited under the express terms of this Agreement. The party prevailing on substantially all of its claims in arbitration shall be entitled to recover its costs, including attorneys’ fees on a full indemnity basis, for the arbitration proceeding, as well as any ancillary proceedings, including a proceeding to compel or enjoin arbitration, to request interim measures or to confirm or set aside an award. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having competent jurisdiction. The place of arbitration shall be Chicago, Illinois. The parties may, however, seek solely injunctive or equitable relief in a court of competent jurisdiction.

Section 6.11    Counterparts.    This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument.

Section 6.12    Interpretation.    The parties have participated jointly in the negotiating and drafting of this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 6.13    Disclaimer; Acknowledgment.    PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ITS RESPECTIVE REPRESENTATIVES HAVE MADE, IN CONNECTION WITH PURCHASER’S INVESTIGATION OF THE BUSINESS OR OTHERWISE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, WRITTEN OR ORAL, RELATING TO THE BUSINESS (COLLECTIVELY, THE “BUSINESS INFORMATION”), AND SELLER IS SELLING THE ASSETS ON AN “AS IS, WHERE IS” BASIS AND DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES, WHETHER EXPRESS OR IMPLIED. NEITHER SELLER NOR ITS RESPECTIVE REPRESENTATIVES MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE NOR DO THEY MAKE ANY IMPLIED REPRESENTATIONS OR WARRANTIES, AND THEY DISCLAIM ALL SUCH REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITING THE FOREGOING, SELLER DISCLAIMS ANY WARRANTY OF NON-INFRINGEMENT AND ANY WARRANTY ARISING BY INDUSTRY CUSTOM OR COURSE OF DEALING.

Section 6.14    Survival.    The representations and warranties of Seller and Purchaser contained in Article II and III, respectively, shall expire 180 days from the date of this Agreement. Each covenant contained in Article IV shall expire 180 after the date on which such covenant was to have been fully performed.

[Signatures begin on the next page.]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

CHAMPION LABORATORIES, INC.

By:	/s/ Keith Zar
Name:	Keith Zar
Title:	Vice President

FRAM GROUP OPERATIONS LLC

By:	/s/ Joseph Sangregorio
Name:	Joseph Sangregorio
Title:	Vice President – Human Resources